Exhibit 99.1

MIDDLESEX WATER COMPANY INCREASES DIVIDEND

ISELIN, NJ, October 30, 2008    Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services in New Jersey and Delaware, announced that on October 28, 2008, the Company’s Board of Directors approved an increase in the Company's quarterly cash dividend to $0.1775 from $0.1750.  The new dividend rate is payable December 1, 2008 to shareholders of record as of November 14, 2008. This dividend increase raises the annual dividend to $0.71 from $0.70 per share of common stock.   The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water has a Dividend Reinvestment Plan (DRP), available to registered shareholders, under which dividends and optional cash payments can be used to purchase additional shares of Common stock.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company’s DRP Program, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com